Exhibit 10.60

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), made in River Edge New Jersey as of the 1st day of April 2011 (the “Effective Date”), between Nephros, Inc., a Delaware corporation having its executive offices and principal place of business at 41 Grand Avenue, River Edge, NJ 07661 (the “Company”), and Gerald J. Kochanski (“Executive”).

RECITALS

WHEREAS, the Company desires to employ Executive, and Executive desires to accept such employment on the terms and conditions hereinafter set forth:

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

1.   Term.  The term of this Agreement shall be the period commencing on the date first written above, and ending on March 31, 2014 (the “Expiration Date,” and collectively, the “Term”).  Each period of April 1 through March 31 shall hereinafter be designated a “Term Year”.  Your employment shall be on an “at-will” basis, subject to the terms of this Agreement.

2.   Employment.

2.1 Employment by the Company.  Executive agrees to be employed by the Company during the Term upon the terms and subject to the conditions set forth in this Agreement. Executive shall serve as Chief Financial Officer (CFO), Treasurer and Secretary reporting to the CEO of the Company (the "CEO"), and shall have such duties as may be prescribed by the CEO and the Board of Directors from time to time and which are commonly performed by CFOs of similar sized companies conducting similar business, such as, but not limited to, corporate planning and oversight of the financial functions of the organization.

2.2 Performance of Duties.  Throughout the Term, Executive shall faithfully and diligently perform Executive's duties in conformity with the directions of the CEO and serve the Company to the best of Executive's ability. Executive shall devote Executive's entire working time to the business and affairs of the Company, subject to Paid Time Off in accordance with Company policy and as otherwise permitted herein.

2.3 Place of Performance.  During his employment with the Company, Executive will work at the Company's offices in River Edge, New Jersey, as necessary or appropriate, or at such other location as the Company may determine. Throughout the Term, Executive agrees to maintain Executive's personal residence within reasonable access to Executive's place of employment. Executive recognizes that his duties will require, from time to time and at the Company's expense (subject to Section 3.7 below), travel to domestic and international locations.

3.   Compensation and Benefits.

Base Salary.  The Company agrees to pay to Executive a base salary ("Base Salary") at the annual rate of $200,192 payable in equal installments consistent with the Company's payroll practices.   In addition, The Company will also pay up to $10,000 of moving costs in the event that the Executive will relocate at a future date as part of his employment with Company.  Base Salary will be adjusted annually based in part on attainment of personal objectives as determined by the Executive and the Compensation Committee, and based in part on the Company achieving overall corporate targets.

3.1           Performance Bonus.  The target discretionary bonus is 20% of annual base salary, as determined by the Company in its sole discretion.  The bonus amount will be based in part on attainment of personal objectives as determined by the Executive and Compensation Committee, and based in part on the Company achieving overall corporate targets.

3.2           Grant of Options and Terms Thereof.  Options may be granted at the discretion of the Compensation Committee as part of an annual performance evaluation.

3.3           Benefits and Perquisites.  Executive shall be entitled to participate in, to the extent Executive is otherwise eligible under the terms thereof, the benefit plans and programs, and receive the benefits and perquisites, generally provided to the Company’s eligible employees. The Executive shall be entitled to receive four weeks of annual paid vacation.

3.4             Travel and Business Expenses.  Upon submission of itemized expense statements in the manner specified by the Company, Executive shall be entitled to reimbursement for reasonable travel and other reasonable business expenses duly incurred by Executive in the performance of Executive's duties under this Agreement in accordance with the policies and procedures established by the Company from time to time for executives of the same level and responsibility as Executive.

3.5             No Other Compensation or Benefits; Payment.  The compensation and benefits specified in this Section 3 and in Section 4 of this Agreement shall be in lieu of any and all other compensation and benefits. Payment of all compensation and benefits to Executive hereunder shall be made in accordance with the relevant Company policies in effect from time to time to the extent the same are consistently applied, including normal payroll practices, and shall be subject to all applicable employment and withholding taxes and other withholdings.

3.6             Cessation of Employment.  In the event Executive shall cease to be employed by the Company for any reason, then Executive's compensation and benefits shall cease on the date of such event, except as otherwise provided herein or in any applicable employee benefit plan or program.

4.   Termination of Employment.

4.1 Termination.  The Company may terminate Executive's employment for Cause (as defined below), in which case the provisions of Section 4.2 of this Agreement shall apply. The Company may also terminate Executive's employment in the event of Executive's Disability (as defined below), in which case the provisions of Section 4.4 of this Agreement shall apply. The Company may also terminate Executive's employment for any other reason by written notice to Executive, in which case the provisions of Section 4.5 of this Agreement shall apply. If Executive's employment is terminated by reason of Executive's death, retirement or voluntary resignation, the provisions of Section 4.3 of this Agreement shall apply.

4.2 Termination for Cause.  In the event that Executive's employment hereunder is terminated during the Term by the Company for Cause (as defined below), then the Company shall pay to Executive only the (i) accrued, but unpaid Base Salary for services rendered through the date of termination, and (ii) any Milestone Bonuses due and payable under the terms of this Agreement through such date of termination (collectively, the “Accrued Obligations”), which Milestone Bonuses shall be paid at the same time as provided under Section 3.2 hereof and any and all unvested Options shall automatically be cancelled and forfeited by the Executive as of the date of termination.  Employee shall have the right to exercise any and all vested Options within the period commencing on the date of termination and ending ninety days after the date of such termination (the “Options Exercise Period”).  Any Options not exercised by Employee within the Options Exercise Period shall be cancelled.  In all other respects, all such Options shall be governed by the plans, programs, agreements, and other documents pursuant to which such Options were granted.  For purposes of this Agreement, "Cause" shall mean (i) conviction of any crime (whether or not involving the Company) constituting a felony in the jurisdiction involved; (ii) engaging in any act which, in each case, subjects, or if generally known would subject, the Company to public ridicule or embarrassment; (iii) gross neglect or misconduct in the performance of Executive's duties hereunder; or (iv) material breach of any provision of this Agreement by Executive; provided, however, that with respect to clauses (iii) or (iv), Executive shall have received written notice from the Company setting forth the alleged act or failure to act constituting "Cause" hereunder, and Executive shall not have cured such act or refusal to act within 10 business days of his actual receipt of notice.

4.3 Termination by Reason of Death or Retirement or Voluntary Resignation.  In the event that Executive's employment hereunder is terminated during the Term (x) by reason of Executive's death, or (y) by reason of Executive's voluntary resignation or retirement, then the Company shall pay to Executive only the (i) accrued, but unpaid Base Salary for services rendered through the date of termination, and (ii) any Milestone Bonuses due and payable under the terms of this Agreement through such date of termination and those that become due and payable within 90 days of such date of termination, which Milestone Bonuses shall be paid at the same time as provided under Section 3.2 hereof.  Any and all unvested Options shall automatically be cancelled and forfeited by the Executive as of the date of Executive's death or Executive's voluntary resignation or retirement.  Employee shall have the right to exercise any and all vested Options within the period commencing on the date of termination and ending ninety days after the date of such termination (the “Options Exercise Period”).  Any Options not exercised by Employee within the Options Exercise Period shall be cancelled.  In all other respects, all such Options shall be governed by the plans, programs, agreements, and other documents pursuant to which such Options were granted.

4.4 Disability.  If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have failed to perform Executive's duties hereunder on a full time basis for either (i) one hundred twenty (120) days within any three hundred sixty-five (365) day period, or (ii) ninety (90) consecutive days, the Company may terminate Executive's employment hereunder for "Disability". In that event, the Company shall pay to Executive only the accrued, but unpaid, Base Salary for services rendered through such date of termination.  Any and all unvested Options shall be cancelled in accordance with the relevant Stock Option Plan.  During any period that Executive fails to perform Executive's duties hereunder as a result of incapacity due to physical or mental illness (a "Disability Period"), Executive shall continue to receive the compensation and benefits provided by Section 3 of this Agreement until Executive's employment hereunder is terminated; provided, however, that the amount of compensation and benefits received by Executive during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Executive under disability benefit plans and programs of the Company or under the Social Security disability insurance program.  Additionally, the vesting of the Executive’s Options shall be tolled during the Disability Period and in the event of a termination of this Agreement as a result of the Executive’s Disability, any and all unvested Options shall automatically be cancelled in accordance with the relevant Stock Option Plan.  Employee (or as applicable, his spouse or estate) shall have the right to exercise any and all vested Options within the period commencing on the date of termination and ending ninety days after the date of such termination (the “Options Exercise Period”).  Any Options not exercised by Employee within the Options Exercise Period shall be cancelled.  In all other respects, all such Options shall be governed by the plans, programs, agreements, and other documents pursuant to which such Options were granted.

4.5 Termination by Company for Any Other Reason. In the event that Executive's employment hereunder is terminated by the Company prior to the expiration of the Term for any reason other than as provided in Sections 4.2, 4.3 or 4.4 of this Agreement all unvested options that would have vested during the shorter of (a) the subsequent six months or (b) the remainder of the term (the “Post-Termination Vesting Period”) shall immediately become vested.  For purposes of this Post-Termination Vesting Period, vesting shall be on a monthly-vesting equivalent basis. Any and all remaining unvested Options shall automatically be cancelled and forfeited by the Executive as of the date of such termination and the Company shall pay to Executive:

(i)	any accrued, but unpaid Base Salary for services rendered through such date of termination;

(ii)	the continued payment of the Base Salary, in the amount as of the date of termination, for a period (the “Severance Term”) consisting of six (6) months.

Notwithstanding anything to the contrary contained herein, in the event that Executive shall breach Sections 5, 6 or 7 of this Agreement at any time, in addition to any other remedies the Company may have in the event Executive breaches this Agreement, the Company's obligation under clauses (i) and (ii) of this Section 4.5 shall cease and Executive's rights thereto shall terminate and shall be forfeited.

4.6 Release. Except for any Accrued Obligations, the severance payments described in Section 4.5 will be provided to Employee only if the following conditions are satisfied:  (i) Employee agrees to continue to be bound by and complies with all surviving provisions of the confidentiality and/or non-compete provisions of this Agreement; and (ii) Employee executes and delivers to the Company, and does not revoke, a full general release, in a form acceptable to the Company, releasing all claims, known or unknown, that Employee may have against the Company, and any subsidiary or related entity, their officers, directors, employees and agents, arising out of or any way related to Employee’s employment or termination of employment with the Company.

4.7 Notwithstanding the due date of any post-employment payments, if at the time of the termination of employment the executive is a “specified employee” (as defined in Section 409Aof the Internal Revenue Code of 1986, as amended) as determined by the Compensation Committee of the Board, Executive will not be entitled to any payments upon termination of employment until the earlier of (i) the date which is six (6) months after the termination of employment for any reason other than death or (ii) the date of the Executive’s death.  The provisions of this paragraph will only apply if and to the extent required to avoid any “additional tax” under Section 409A.

4.8 Termination by Executive.  In the event that Executive's employment hereunder is terminated by Executive prior to the expiration of the Term for any reason other than Executive’s exercise of the Change of Control Termination Option (as defined in Section 8.1), Executive shall be entitled to receive the same payments and other treatment as if the Company had terminated Executive’s employment hereunder for Cause, as provided for in Section 4.2.

5.   Exclusive Employment; Noncompetition.

5.1 No Conflict; No Other Employment.  During the period of Executive's employment with the Company, Executive shall not: (i) engage in any activity which conflicts or interferes with or derogates from the performance of Executive's duties hereunder nor shall Executive engage in any other business activity, whether or not such business activity is pursued for gain or profit, except as approved in advance in writing by the CEO of the Company; provided, however, that Executive shall be entitled to manage his personal investments and otherwise attend to personal affairs, including charitable activities, in a manner that does not unreasonably interfere with his responsibilities hereunder, or (ii) accept any other employment, whether as an executive or consultant or in any other capacity, and whether or not compensated therefor, unless Executive receives the prior written approval of the CEO of the Company.

5.2 No Competition. Executive acknowledges and recognizes the highly competitive nature of the Company’s business and that access to the Company’s confidential records and proprietary information renders him special and unique within the Company’s industry.  In consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 4 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during (i) his employment with the Company and (ii) the period beginning on the date of termination of employment for any reason and ending on the last day of the Severance Term as defined in Section 4.5(iii), Executive shall not, directly or indirectly, engage (as owner, investor, partner, stockholder, employer, employee, consultant, advisor, director or otherwise) in any Competing Business, provided that the provisions of this Section 5.2 will not be deemed breached merely because Executive owns less than 1% of the outstanding common stock of a publicly-traded company.  Additionally, the Company shall have the option to extend the No Competition Period for an additional six months in return for a six-month extension of the Severance Term.  For purposes of this Agreement, “Competing Business” shall mean (i) any business in which the Company is currently engaged anywhere in the world, including but not limited to (A) the development of medical equipment in the hemodiafiltration realm for use in ESRD chronic therapy, and (B) the development of cold water or air purification systems.

5.3 Non-Solicitation.  In further consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 4 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during his employment and the Post-Employment Period, he shall not, directly or indirectly, (i) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Company or any of its affiliates to terminate his, her, or its relationship with the Company or such affiliate; (ii) solicit, encourage or attempt to solicit or encourage any of the employees of the Company or any of its affiliates to become employees or consultants of any other person or entity; (iii) solicit, encourage or attempt to solicit or encourage any of the consultants of the Company or any of its affiliates to become employees or consultants of any other person or entity, provided that the restriction in this clause (iii) shall not apply if (A) such solicitation, encouragement or attempt to solicit or encourage is in connection with a business which is not a Competing Business and (B) the consultant’s rendering of services for the other person or entity will not interfere with the consultant’s rendering of services to the Company; (iv) solicit or attempt to solicit any customer, vendor or distributor of the Company or any of its affiliates with respect to any product or service being furnished, made, sold or leased by the Company or such affiliate, provided that the restriction in this clause (iv) shall not apply if such solicitation or attempt to solicit is (A) in connection with a business which is not a Competing Business and (B) does not interfere with, or conflict with, the interests of the Company or any of its affiliates; or (v) persuade or seek to persuade any customer of the Company or any affiliate to cease to do business or to reduce the amount of business which any customer has customarily done or contemplates doing with the Company or such affiliate, whether or not the relationship between the Company or its affiliate and such customer was originally established in whole or in part through Executive’s efforts.  For purposes of this Section 5.3 only, the terms “customer,” “vendor” and “distributor” shall mean a customer, vendor or distributor who has done business with the Company or any of its affiliates within twelve months preceding the termination of Executive’s employment.

5.4 During Executive’s employment with the Company and during the Severance Term, Executive agrees that upon the earlier of Executive’s (i) negotiating with any Competitor (as defined below) concerning the possible employment of Executive by the Competitor, (ii) receiving an offer of employment from a Competitor, or (iii) becoming employed by a Competitor, Executive will (A) immediately provide written notice to the Company of such circumstances and (B) provide copies of Section 5 of this Agreement to the Competitor.  Executive further agrees that the Company may provide notice to a Competitor of Executive’s obligations under this Agreement, including without limitation Executive’s obligations pursuant to Section 5 hereof.  For purposes of this Agreement, “Competitor” shall mean any entity (other than the Company or any of its affiliates) that engages, directly or indirectly, in any Competing Business.

5.5 Executive understands that the provisions of this Section 5 may limit his ability to earn a livelihood in a business similar to the business of the Company or its affiliates but nevertheless agrees and hereby acknowledges that the consideration provided under this Agreement, including any amounts or benefits provided under Sections 3 and 4 hereof and other obligations undertaken by the Company hereunder, is sufficient to justify the restrictions contained in such provisions.  In consideration thereof and in light of Executive’s education, skills and abilities, Executive agrees that he will not assert in any forum that such provisions prevent him from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.

6.   Inventions and Proprietary Property.

6.1 Definition of Proprietary Property.  For purposes of this Agreement, "Proprietary Property" shall mean designs, specifications, ideas, formulas, discoveries, inventions, improvements, innovations, concepts and other developments, trade secrets, techniques, methods, know-how, technical and non-technical data, works of authorship, computer programs, computer algorithms, computer architecture, mathematical models, drawings, trademarks, copyrights, customer lists, marketing plans, and all other matters which are legally protectable or recognized as forms of property, whether or not patentable or reduced to practice or to a writing.

6.2 Assignment of Proprietary Property to the Company or its Subsidiaries.  Executive hereby agrees to assign, transfer and set over, and Executive does hereby assign, transfer and set over, to the Company (or, as applicable, a subsidiary of the Company), without further compensation, all of Executive's rights, title and interest in and to any and all Proprietary Property which Executive, either solely or jointly with others, has conceived, made or suggested or may hereafter conceive, make or suggest, in the course of Executive's employment with the Company.

The assignment of Proprietary Property hereunder includes without limitation all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as moral rights ("Moral Rights"). To the extent that such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Executive hereby waives such Moral Rights and consents to any action of the Company or any subsidiary of the Company that would violate such Moral Rights in the absence of such consent. Executive also will endeavor to facilitate such use of any such Moral Rights as the Company, or, as applicable, a subsidiary of the Company, shall reasonably instruct, including confirming any such waivers and consents from time to time as requested by the Company (or, as applicable, a subsidiary of the Company).

6.3 Works for Hire.  Executive acknowledges that all original works of authorship or other creative works which are made by Executive (solely or jointly with others) within the scope of the employment of Executive by the Company and which are protectable by copyright are "works made for hire," pursuant to United States Copyright Act (17 U.S.C., Section 101). To the extent such original work of authorship or other creative works are not works made for hire, Executive hereby assigns to the Company (or, as directed by the Company, to a subsidiary of the Company) all of the rights comprised in the copyright of such works.

6.4 Disclosure of Proprietary Property and Execution of Documents.  Executive further agrees to promptly disclose to the Company any and all Proprietary Property which Executive has assigned, transferred and set over or will assign, transfer and set over as provided in Section 6.2 above, and Executive agrees to execute, acknowledge and deliver to the Company (or, as applicable, to a subsidiary of the Company), without additional compensation and without expense to Executive, any and all instruments reasonably requested, and to do any and all lawful acts which, in the reasonable judgment of the Company or its attorneys (or, as applicable, a subsidiary of the Company or its attorneys) may be required or desirable in order to vest in the Company or such subsidiary all property rights with respect to such Proprietary Property.

6.5 Enforcement of Proprietary Rights.  Executive will assist the Company (or, as applicable, a subsidiary of the Company) in every proper way to obtain, assign to the Company (or, as directed by the Company, to a subsidiary), confirm and from time to time enforce, United States and foreign patent trade secret, trademark, copyright, mask work, and other intellectual property rights relating to Proprietary Property in any and all countries. To that end Executive will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company, or, as applicable, a subsidiary of the Company, may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights and the assignment of such Proprietary Property. In addition, Executive will execute, verify and deliver assignments of such Proprietary Property and all rights therein to the Company, its subsidiary or its or their designee. The obligation of Executive to assist the Company, or, as applicable, a subsidiary of the Company, with respect to proprietary rights relating to such Proprietary Property in any and all countries shall continue beyond the termination of employment, but the Company, or as applicable, a subsidiary of the Company, shall compensate Executive at a mutually agreed upon fee, in addition to any expenses, after such termination.

In the event the Company, or, as applicable, a subsidiary of the Company, is unable for any reason, after reasonable effort, to secure the signature of Executive on any document needed in connection with the actions specified in the preceding paragraph, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as agent and attorney in fact, which appointment is coupled with an interest, to act for and on behalf of Executive, to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Executive. Executive hereby waives and quitclaims to the Company or, as applicable, a subsidiary of the Company, any and all claims, of any nature whatsoever, which Executive now or may hereafter have for infringement of any proprietary rights assigned hereunder to the Company or such subsidiary.

6.6 Third Party Information. To the extent Executive has or possesses any Confidential Information (as hereinafter defined) belonging to Executive or to others, Executive shall not use or disclose to the Company or its subsidiaries or induce the Company or its subsidiaries to use any such Confidential Information unless the Company or its subsidiaries have a legal rights to use such Confidential Information. Executive will promptly advise the Company in writing if any of Executive's involvement with the Company or any subsidiary of the Company might result in the possible violation of Executive's undertakings to others or the use of any Confidential Information of Executive or of others.

7.   Confidential Information.

7.1 Existence of Confidential Information.  The Company owns and has developed and compiled, and the Company and its subsidiaries will develop and compile, certain proprietary techniques and confidential information, which have and will have great value to their businesses (referred to in this Agreement, collectively, as "Confidential Information"). Confidential Information includes not only information disclosed by the Company (or, as applicable, a subsidiary of the Company) to Executive, but also information developed or learned by Executive during the course or as a result of employment with the Company, which information shall be the property of the Company or, as applicable, such subsidiary. Confidential Information includes all information that has or could have commercial value or other utility in the business in which the Company or any of its subsidiaries is engaged or contemplates engaging, and all information of which the unauthorized disclosure could be detrimental to the interests of the Company or its subsidiary, whether or not such information is specifically labeled as Confidential Information by the Company or such subsidiary. By way of example and without limitation, Confidential Information includes any and all information developed, obtained, licensed by or to or owned by the Company or any of its subsidiaries concerning trade secrets, techniques, know-how (including designs, plans, procedures, merchandising, marketing, distribution and warehousing know-how, processes, and research records), software, computer programs and designs, development tools, all Proprietary Property, and any other intellectual property created, used or sold (through a license or otherwise) by the Company or any of its subsidiaries, electronic data information know-how and processes, innovations, discoveries, improvements, research, development, test results, reports, specifications, data, formats, marketing data and plans, business plans, strategies, forecasts, unpublished financial information, orders, agreements and other forms of documents, price and cost information, merchandising opportunities, expansion plans, budgets, projections, customer, supplier, licensee, licensor and subcontractor identities, characteristics, agreements and operating procedures, and salary, staffing and employment information.

7.2 Protection of Confidential Information.  Executive acknowledges and agrees that in the performance of Executive's duties hereunder, the Company or a subsidiary of the Company may disclose to and entrust Executive with Confidential Information which is the exclusive property of the Company or such subsidiary and which Executive may possess or use only in the performance of Executive's duties to the Company. Executive also acknowledges that Executive is aware that the unauthorized disclosure of Confidential Information, among other things, may be prejudicial to the Company's or its subsidiaries' interests, an invasion of privacy and an improper disclosure of trade secrets. Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any corporation, partnership or other entity, individual or other third party, other than in the course of Executive's assigned duties and for the benefit of the Company, any Confidential Information, either during the Term or thereafter. In the event Executive desires to publish the results of Executive's work for or experiences with the Company or its subsidiaries through literature, interviews or speeches, Executive will submit requests for such interviews or such literature or speeches to the Board of Directors of the Company at least fourteen (14) days before any anticipated dissemination of such information for a determination of whether such disclosure is in the best interests of the Company and its subsidiaries, including whether such disclosure may impair trade secret status or constitute an invasion of privacy. Executive agrees not to publish, disclose or otherwise disseminate such information without the prior written approval of the Board of Directors of the Company.

7.3 Delivery of Records.  In the event Executive's employment with the Company ceases for any reason, Executive will not remove from the Company's premises without its prior written consent any records (written or electronic), files, drawings, documents, equipment, materials and writings received from, created for or belonging to the Company or its subsidiaries, including those which relate to or contain Confidential Information, or any copies thereof. Upon request or when employment with the Company terminates, Executive will immediately deliver the same to the Company.

8.   Assignment and Transfer.

8.1 Company.  This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company to, any purchaser of all or substantially all of the Company's business or assets, any successor to the Company or any assignee thereof (whether direct or indirect, by purchase, merger, consolidation or otherwise). As soon as reasonable prior to such an event (a “Change of Control”) (but no later than 31 days prior thereto), the Company shall advise Executive of this pending occurrence (the “Change of Control Notice”).  Executive shall then have 31 days from the date of the Change of Control Notice to discuss, negotiate and confer with any successor entity regarding the terms and conditions of Executive's continued employment with the successor Company following a Change of Control.  If Executive, acting reasonably, is unable to reach an agreement through good faith negotiations with any successor to the Company during such 31 day period, then Executive may elect (the “Change of Control Termination Option”) to terminate his employment with the Company and receive the payments and bonuses outlined in Section 4.5 hereof.

8.2 Executive.  Executive's rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there be no such designee, to Executive's estate.

9.   Miscellaneous.

9.1 Other Obligations.  Executive represents and warrants that neither Executive's employment with the Company or Executive's performance of Executive's obligations hereunder will conflict with or violate or otherwise are inconsistent with any other obligations, legal or otherwise, which Executive may have. Executive covenants that he shall perform his duties hereunder in a professional manner and not in conflict or violation, or otherwise inconsistent with other obligations legal or otherwise, which Executive may have.

9.2 Nondisclosure; Other Employers.  Executive will not disclose to the Company or any of its subsidiaries, or use, or induce the Company or any of its subsidiaries to use, any proprietary information, trade secrets or confidential business information of others. Executive represents and warrants that Executive does not possess any property, proprietary information, trade secrets and confidential business information belonging to prior employers.

9.3 Cooperation.  Following termination of employment with the Company for any reason, Executive shall cooperate with the Company, as requested by the Company, to effect a transition of Executive's responsibilities and to ensure that the Company is aware of all matters being handled by Executive.

9.4 No Duty to Mitigate.  Executive shall be under no duty to mitigate any losses or damage to the Company with respect to any amounts payable pursuant to Section 4 of this Agreement.

9.5 Protection of Reputation.  During the Term and thereafter, Executive agrees that he will take no action which is intended, or would reasonably be expected, to harm the Company or any of its subsidiaries or its or their reputations or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Company or any of its subsidiaries, other than those required in order to permit Executive to comply with applicable law or those made in connection with legal or arbitral process. During the Term and thereafter, the Company agrees that it will take no actions which are intended, or would reasonably be expected, to harm Executive or his reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to the executive, other than those required in order to permit the Company to comply with applicable law or those made in connection with legal or arbitral process. Notwithstanding the foregoing, this paragraph shall not prevent the Company or Executive from exercising any of their respective rights under this Agreement.

9.6 Governing Law.  This Agreement shall be governed by and construed (both as to validity and performance) and enforced in accordance with the internal laws of the State of New York applicable to agreements made and to be performed wholly with such jurisdiction, without regard to principles of the conflict of laws thereof or where the parties are located at the time a dispute arises.

9.7 Consent to Jurisdiction, Waiver of Jury Trial.  Each of the parties hereby irrevocably and unconditionally consents to the exclusive jurisdiction of any federal or state court of New York sitting in New York County and irrevocably agrees that all actions or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby shall be litigated exclusively in such Courts.  Each of the parties agrees not to commence any legal proceeding related hereto except in such Courts.  Each of the parties irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such proceeding in any such Court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such Court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  Each of the parties irrevocably waives any right it may have to a trial by jury in any such action, suit or proceeding.  Each of the parties agrees that the prevailing party in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be entitled to recover its reasonable fees and expenses in connection therewith, including legal fees.

9.8 Entire Agreement.  This Agreement (including all exhibits hereto) contains the entire agreement and understanding between the parties hereto in respect of Executive's employment and supersedes, cancels and annuls any prior or contemporaneous written or oral agreements, understandings, commitments and practices between them respecting Executive's employment, including all prior employment agreements, if any, between the Company and Executive, which agreement(s) hereby are terminated and shall be of no further force or effect.

9.9 No Amendment/Waiver.  This Agreement may not be amended or modified in any manner nor may any of its provisions be waived except by written amendment executed by the parties.  A waiver, modification or amendment by a party shall only be effective if (a) it is in writing and signed by the parties, (b) it specifically refers to this Agreement and (c) it specifically states that the party, as the case may be, is waiving, modifying or amending its rights hereunder.  Any such amendment, modification or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.

9.10 Severability. If any term, provision, covenant or condition of this Agreement or part thereof, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void by a court of competent jurisdiction, the remainder of this Agreement and such term, provision, covenant or condition shall remain in full force and effect, and any such invalid, unenforceable or void term, provision, covenant or condition shall be deemed, without further action on the part of the parties hereto, modified, amended and limited, and the court shall have the power to modify, to the extent necessary to render the same and the remainder of this Agreement valid, enforceable and lawful. In this regard, Executive acknowledges that the provisions of Sections 5, 6 and 7 of this Agreement are reasonable and necessary for the protection of the Company.

9.11 Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive. The use herein of the word "including," when following any general provision, sentence, clause, statement, term or matter, shall be deemed to mean "including, without limitation." As used herein, "Company" shall mean the Company and its subsidiaries and any purchaser of, successor to or assignee (whether direct or indirect, by purchase, merger, consolidation or otherwise) of all or substantially all of the Company's business or assets which is obligated to perform this Agreement by operation of law, agreement or otherwise. As used herein, the words "day" or "days" shall mean a calendar day or days. As used herein, "Compensation Committee" means the Compensation Committee of the Board or, if no such committee is then serving, at least two members of the Board as selected by the Board.

9.12 Remedies for Breach. The parties hereto agree that Executive is obligated under this Agreement to render personal services during the Term of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement special value, and, in the event of a breach or threatened breach of any covenant of Executive herein, the injury or imminent injury to the value and the goodwill of the Company's and its subsidiaries' businesses could not be reasonably or adequately compensated in damages in an action at law. Accordingly, Executive acknowledges that the Company (and as applicable, one or more of its subsidiaries) shall be entitled to seek injunctive relief or any other equitable remedy against Executive in the event of a breach or threatened breach of Sections 5, 6 or 7 of this Agreement. The rights and remedies of the Executive and Company are cumulative and shall not be exclusive, and Executive and Company shall be entitled to pursue all legal and equitable rights and remedies and to secure performance of the obligations and duties of the other under this Agreement, and the enforcement of one or more of such rights and remedies by Executive or Company shall in no way preclude Executive or Company from pursuing, at the same time or subsequently, any and all other rights and remedies available to Executive or Company.

9.13 Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, return receipt requested, with postage prepaid, or by overnight courier, to Executive's residence, as reflected in the Company's records or as otherwise designated by Executive, or to the Company's principal executive office, attention: Chairman of the Compensation Committee of the Board of Directors with a copy (which shall not constitute notice) to: David M. Zlotchew, Esq., Haynes and Boone, LLP, 153 East 53d Street, New York, NY 10022, as the case may be.  All such notices, requests, consents and approvals shall be effective upon being deposited in the United States mail. However, the time period in which a response thereto must be given shall commence to run from the date of receipt on the return receipt of the notice, request, consent or approval by the addressee thereof. Rejection or other refusal to accept, or the inability to deliver because of changed address of which no notice was given as provided herein, shall be deemed to be receipt of the notice, request, consent or approval sent

9.14 Assistance in Proceedings, Etc. Executive shall, without additional compensation during the Term and with complete reimbursement of expenses after the expiration of the Term, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any legal or quasi-legal proceeding, including any external or internal investigation, involving the Company or any of its subsidiaries or in which any of them is, or may become, a party.

9.15 Survival. Cessation or termination of Executive's employment with the Company shall not result in termination of this Agreement. The respective obligations of Executive, and rights and benefits afforded to the Company, as provided in this Agreement, including, without limitation, Sections 5, 6, 7 and 9.13, shall survive cessation or termination of Executive's employment hereunder.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of April 1, 2011, to be deemed effective as of the date first written above.

EMPLOYER NEPHROS, INC. By: /s/ Paul A. Mieyal Paul. A. Mieyal, Ph.D. Acting CEO EXECUTIVE /s/ Gerald J. Kochanski Gerald J. Kochanski